Exhibit 10.8

September 6, 2005

PERSONAL AND CONFIDENTIAL

Brian Groh

11201 Native Texan Trail

Austin, TX 78735

Re:          Relocation Agreement

Dear Mr. Groh:

In consideration of your relocation to Austin, Texas, from Toronto, Canada, this document, when signed by you, will represent a relocation agreement between yourself and Xplore Technologies Corporation of America (“Xplore” or the “Company”). By signing this letter, you agree to its terms as outlined below.

1.                       Relocation Agreement

This relocation agreement is being offered by Xplore to provide you with a reasonable amount of time to re-settle in Austin. Once the term of this agreement expires, you will revert to being an employee at will, like all other executive officers of the Company. This agreement supersedes any and all other written and/or oral agreements and understandings between you, the Company and any of its affiliates, and is the only agreement that shall govern the terms of your employment with Xplore.

2.                       Position

Subject to Sections 7, 8 and 9 of this agreement, you will continue to serve as President and Chief Executive Officer of Xplore and or any oilier position or title to which you are appointed by the Board of Directors of the Company.

3.                       Term

Subject to Sections 7, 8 and 9 of this agreement, this agreement will expire on August 27, 2006.

4.                       Base Compensation

Xplore will pay you US$200,000 per annum during the term of this agreement. Of this amount, for the year ended August 27, 2005, US$150,000 is to be paid in cash and US$50,000 is to be paid in the form of stock, and, for the year ended August 27, 2006. US$175,000 is to be paid in cash and US$25,000 is to be paid in the form of stock. The stock compensation will be equivalent to the issuance of 113,636 common shares in respect of the year ended August 27, 2005 promptly after receipt of all necessary approvals and another 56,818 common shares in respect of the year ended August 27, 2006. This stock compensation is earned on a weekly basis. This is subject to the terms indicated by the Toronto Stock Exchange in Exhibit B.

5.                       Bonus

You will be eligible to participate in any applicable bonus plan established by Xplore’s Board of Directors, in accordance with the terms of such plan(s).

6.                       Relocation Expenses

You hereby confirm that Xplore has reimbursed you for all your reasonable moving expenses in regard to your relocation from Mississauga, Ontario, to Austin, Texas.

7.                       Termination for Cause by Xplore

If Xplore terminates your employment for cause, all of its obligations under this Agreement will automatically cease effective the date of the termination of your employment for cause. All compensation earned up until the date of actual notice of termination shall be paid within seven (7) days. The definition of “cause” shall mean the following;

i.                            Your willful failure, intentional disregard or repeated refusal to perform your duties hereunder after receipt of a written notice from the Company’s Board of Directors stating the deficient areas of your performance, the precise steps needed to cure the performance and a 30 days’ period of time to cure;

ii.                         Your willful, intentional or grossly negligent act, having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by a majority of the Board of Directors of the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates, which is not in the good faith opinion of the Company cured by you within thirty (30) days after written notice thereof is given to you by Xplore;

iii.                      Your willful misconduct in respect of your duties or obligations under this Agreement, including, without limitation, gross insubordination with respect to written directions received by you from the Board of Directors of the Company, which is not in the good faith opinion of the Company cured by you within thirty (30) days after written notice thereof is given to you by Xplore;

iv.                     Your indictment on any felony or a misdemeanor charge involving moral turpitude (including entry of a nolo contendere plea in response to same);

v.                        Any material, willful and intentional misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

vi.                     Your breach of any of the provisions of Sections 12 or 13 of this agreement; and

vii.                  Your breach of any provision of this agreement, other than those contained in Sections 12, 13 or this Section 7(iv and v) which is not in the good faith opinion of the Company cured by you within thirty (30) days after written notice thereof is given to you by Xplore.

8.                       Termination Without Cause by Xplore

If Xplore terminates your employment without cause prior to August 27, 2006, subject to your execution of a general release of all claims satisfactory in form to Xplore, Xplore will pay to you the greater of: (i) an amount equal to (A divided by 12) x B, where A is your annual salary on the date of termination and B is 24 months minus the number of months elapsed since August 27, 2004 (the “Resettlement Period”); or (ii) a minimum of one month base salary for every year and pro-rated month for a partial year of your employment, (as applicable, the “severance period”). Any such amount, regardless of how calculated, will be paid out in monthly installments of US$16,666.67. In addition, upon termination without cause, you shall be entitled to exercise your rights to continuation insurance, if any, as set forth under Part 6 of Title I of the Employment Retirement Income Security Act of 1974, as amended (“COBRA”)

If you agree to return to Ontario within six (6) months of your termination without cause, Xplore will pay for your moving expenses as described generally in Exhibit A, on the condition that you complete your move within one (1) year from the date of your termination. Such payment will not exceed the actual cost of relocation as long as the Company selects the service providers. These costs will include:

1.                       Sales commission, title insurance, recording and miscellaneous fees — not to exceed $41,400, the actual amount upon purchase of your current Austin home

2.                       Moving cost for household goods and the same number of cars moved from Toronto to Austin

3.                       Closing costs related to the purchase of home in Ontario, such amounts must be reasonable and ordinary and only include title search fees, transfer tax and related legal costs. Amounts which not be reimbursed include payments for property taxes, insurance and mortgage related fees.

4.                        Temporary housing of one week

5.                        Travel costs for family for one-way trip to Ontario

Upon request in advance of any move, you will provide up to three quotes for moving expenses and the Company shall be free to choose the service providers. Reimbursement of expenses will be subject to the Company receiving actual receipts.

Subject to the rules and regulations of the Toronto Stock Exchange or any other stock exchange the Company’s shares are listed on, as well as those of any applicable regulatory authority, and subject to Shareholder approval, the exercise period of your vested options as of the date you are terminated will be extended beyond their current expiration dates, if necessary, to the earlier of: (a) the expiry date of those options or (b) the end of the Resettlement Period. Xplore agrees to present and recommend this extended exercise period to the Board of Directors for approval.

9.                       Other Termination

A.                          Upon death: Your employment hereunder shall be terminated upon your death.

B.                          Upon disability: Your employment hereunder may be terminated by the Company upon your becoming disabled. For purposes of this agreement, a termination for disability shall occur (i) when Xplore’s Board of Directors has provided you with a written termination notice supported by a written statement from a reputable independent physician to the effect that you have become so physically or mentally incapacitated as to be unable to resume, within the ensuing six months, your employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board of Directors of the Company after you have been unable to substantially perform your duties hereunder for 90 or more consecutive days, or more than 180 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this section 9, you agree to make yourself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

C.                          Upon Change of Control: Your employment hereunder may be terminated by Xplore (or its successor) upon the occurrence of a Change of Control. For purposes of this agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

10.                Taxes, Duties, Fees

You will be personally responsible for compliance with all applicable tax laws and regulations and for the payment of all income taxes, property taxes, custom duties, fees, licenses and other taxes imposed on you by any authorities either in Texas, Canada or elsewhere. The Company will continue to make appropriate withholding of related taxes as required by law and be responsible for remittance of such withholdings to the related taxing authority.

11.                Deductions

All payments to be made to you or on your behalf under this agreement will be subject to applicable statutory deductions.

12.                Non-Solicitation

For a period of 12 months after your employment is terminated, you shall not, directly or indirectly, without the prior written consent of the Company:

i.                            solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within twelve months of the termination of such employee’s employment with the Company or any such affiliate;

ii.                         solicit or accept employment or be retained by any person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where your position will be related to the business of the Company or any such affiliate; or

iii.                      solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its affiliates.

13.                Confidentiality

You recognize and acknowledge that in the course of your duties you have, and are likely to in the future, receive confidential or proprietary information owned by the Company, its affiliates or third parties. Accordingly, during and after the term or this agreement, you agree to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of your duties hereunder, any Confidential and Proprietary Information owned by, or received by or on behalf of, the Company or any of its affiliates. For the purpose of this agreement, “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary technical information, data, engineering designs, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, design, engineering, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company.

14.                Governing Law

This agreement will be governed by and construed in accordance with the laws of Texas. Any dispute arising out of, or relating to, this agreement or the breach thereof, or regarding the interpretation thereof, shall be finally settled by arbitration conducted in Austin, Texas in accordance with the rules, but not the auspices of the American Arbitration Association before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance, legal fees and costs. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration, the parties hereby submit to the non-exclusive jurisdiction of the Judicial District Court of Travis County, Texas or the United States District Court for the Western District of Texas, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to your and the Company’s address listed above. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator.

If you are in agreement with the contents of this letter, please sign in the space provided below and return to my attention.

Sincerely,

Xplore Technologies Corporation of America

By:	/s/ Michael J. Rapisand
Michael J. Rapisand
Chief Financial Officer

I have read, understand and, having had the opportunity to seek legal advice, hereby voluntarily agree with the terms of this temporary employment agreement for good and valuable consideration.

Date:  September 6, 2005

Witnessed by:

/s/ Brian Groh	/s/ Krystal Graves
Brian Groh	Name: